Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Matthew W. Mamak	Direct Dial: 212-210-1256	Email: matthew.mamak@alston.com

April 18, 2024

ThinkEquity LLC

17 State Street, 41st Floor

New York, NY 10004

Ladies and Gentlemen:

We have acted as counsel to Lirum Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (File No. 333-277822) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the initial public offering of up to $28,715,500 of common stock of the Company, $0.001 par value per share. The Company is selling (i) up to 2,610,500 shares of the Company’s common stock (the “Shares”) to the several underwriters listed in Schedule 1 of the Underwriting Agreement (defined below) (the “Underwriters”), which amount includes 340,500 shares issuable upon the exercise of the Underwriter’s option to purchase additional shares, and (ii) warrants (the “Underwriter Warrants”) to purchase up to 113,500 shares of the Company's common stock (the “Underwriter Warrant Shares”) to the Representative (as defined below). The Company is selling the Shares pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and ThinkEquity LLC, as representative of the Underwriters (the “Representative”). This opinion is furnished to you at your request in accordance with the requirements of Item 16(a) of the Commission’s Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Underwriting Agreement.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Underwriting Agreement.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or other comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares, when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable, (ii) the Underwriter Warrants have been duly and validly authorized and when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, will be valid and binding obligations of the Company and (iii) the Underwriter Warrant Shares, when issued, sold and paid for in accordance with the terms of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal law of the United States, and we do not express any opinion herein concerning any other laws.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Fort Worth | London | Los Angeles | New York | Research Triangle | San Francisco | Silicon Valley | Washington, D.C.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Underwriting Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

 We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and the use of our name therein and in the related Prospectus under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Matthew W. Mamak, Esq.
Matthew W. Mamak, Esq.